EXHIBIT 8.2

Tyler Cooper & Alcorn, LLP

LETTERHEAD

December 9, 2003

Board of Directors

The New Haven Savings Bank

195 Church Street

New Haven, CT 06510

Board of Directors

NewAlliance Bancshares, Inc.

195 Church Street

New Haven, CT 06510

Ladies and Gentlemen:

You have requested our opinion as to certain Connecticut Corporation Business Tax, Connecticut Personal Income Tax, and Delaware Corporate Income Tax consequences to The New Haven Savings Bank (the “Bank”), NewAlliance Bancshares, Inc., (the “Holding Company”), and Eligible Account Holders or Supplemental Eligible Account Holders of the Bank, resulting from the proposed conversion of the Bank from a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank. In such conversion, the Bank will retain its original assets and the Bank will issue all of its stock to the Holding Company, a newly formed bank company, which will own all of the Bank’s capital stock (the “Conversion”). The opinion contained herein is rendered only with respect to the holdings set forth under the relevant headings marked “OPINION”, and we express no opinion with respect to any other legal, Federal, state or local tax aspect of these transactions.

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the Bank’s plan of conversion dated July 15, 2003 (the “Plan”), as well as the facts and representations which are provided below under the headings “Statement of Facts” and “Representations” and the Federal income tax opinion of Elias, Matz, Tiernan & Herrick L.L.P. If any fact or representation contained herein is not complete or accurate, this may cause us to change one or more of our opinions.

Board of Directors

December 9, 2003

STATEMENT OF FACTS

The Bank, a Connecticut-chartered mutual savings bank organized and operated in the State of Connecticut, desires to convert to a Connecticut-chartered stock savings bank. It will also be organized and operated under the laws of the State of Connecticut. The Conversion will be accomplished by the use of a holding company to purchase and hold the stock of the Bank. The Holding Company, a Delaware corporation, will offer for sale, through a subscription offering, a direct community offering, a syndicated community offering, and a public offering, shares of its common stock. Upon the amendment of its charter to authorize and issue stock, the Bank will simultaneously sell its capital stock to the Holding Company pursuant to the Plan. The Holding Company will authorize 190 million shares of common stock, with a par value of $.01 per share. In addition, the Holding Company will authorize 38 million shares of preferred stock, with a par value of $.01 per share. Based on preliminary estimates provided by the Bank, the Holding Company will initially issue between 65,875,000 and 89,125,000 of its authorized shares of common stock in the conversion offering. The Holding Company expects to use the balance of the shares for one or more corporate acquisitions and will reserve them from the offerings described below.

The Plan provides that nontransferable subscription rights to purchase the common stock of the Holding Company will be granted, in order of priority, to: (i) each of the Bank’s Eligible Account Holders (depositors whose accounts in the Bank totaled $50 or more on June 30, 2002), (ii) the Bank’s Employee Stock Ownership Plan (the “ESOP”), which intends to purchase 5% of the Common Stock in connection with the Conversion, (iii) each of the Bank’s Supplemental Eligible Account Holders (depositors, excluding Directors, Officers and their associates, whose accounts in the Bank totaled $50 or more on September 30, 2003), (iv) Directors, Officers and employees of the Bank who are not Eligible Accounts Holders, and (v) the Bank’s Corporators who are not Eligible Account Holders or Supplemental Eligible Account Holders. Individuals in each of categories (i), (iii), (iv) and (v) may purchase up to $700,000 of conversion stock in the subscription offering, so long as the share equivalent of such dollar amount does not exceed one-half of a percent (0.50%) of the total number of shares of conversion stock offered for sale in the Conversion.

Subject to the reservation of shares described in the preceding paragraph, the Holding Company will offer the balance of its shares of common stock in a direct community offering to certain members of the general public, with preference given first to natural persons residing in New Haven, Hartford, Middlesex, Tolland and Windham Counties, Connecticut, second to natural persons residing in the State of Connecticut, and third to the public at large. Shares, if any, remaining unsold after the direct community offering may be offered for sale in a syndicated community offering and then in a public offering.

Board of Directors

December 9, 2003

RP Financial, LC. has issued an opinion as of                     , 2003 stating that, pursuant to its valuation, the subscription rights have no value, because they are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock of the Holding Company at a price equal to its estimated fair market value, namely the same price paid by purchasers in the direct community offering described above.

In the event of a complete liquidation of the Bank before the Conversion, each depositor of the Bank would receive a pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors up to the withdrawal value of their accounts). Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts of the Bank at the time of the liquidation.

Upon the change in legal form of the Bank to a stock institution, a “liquidation account” will be created for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of the surplus, undivided profits and general loss reserve, less any subordinated debt as of the latest practicable date prior to conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each deposit account held, have a related inchoate interest in a sub-account portion in the liquidation account balance.

The initial subaccount balance for a deposit account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s “qualifying deposit” in the deposit account and the denominator is the total amount of all “qualifying deposits” of all Eligible Account Holders and Supplemental Eligible Account Holders. The initial subaccount balance shall not be increased, and it shall be decreased as provided below.

If the deposit balance in any deposit account of an Eligible Account Holder and Supplemental Eligible Account Holder at the close of business on any annual fiscal year closing date of the Bank after the corresponding record date is less than the lesser of (i) the deposit balance in a deposit account at the close of business on any other annual closing date after the corresponding record date, or (ii) the amount of the “qualifying deposit” in a deposit account on the corresponding record date, then the subaccount balance for a deposit account shall be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the deposit balance. Once reduced, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related deposit account. If any deposit account is closed, the related subaccount balance shall be reduced to zero.

Board of Directors

December 9, 2003

Only upon complete liquidation of the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to stockholders.

In the event the Bank is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to the Holding Company as the sole stockholder of the Bank.

REPRESENTATIONS

We are relying on the following representations in rendering the opinions contained herein. We have not independently verified the accuracy of any of these representations.

(1)	The fair market value of the withdrawable deposit accounts plus interest in the liquidation account of the converted Bank to be constructively received under the Plan will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Bank) deemed to be surrendered in exchange therefor.

(2)	If an individual’s total deposits in the Bank equal or exceed $50 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual’s total deposits will be excluded from participating in the liquidation account.

(3)	Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

(4)	After the Conversion, subject to any future acquisitions by the Holding Company, the converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the converted Bank to sell its assets other than in the ordinary course of business.

(5)	The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the converted Bank other than in the ordinary course of business.

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December 9, 2003

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(6)	The Holding Company and the converted Bank have no current plan or intention to redeem or otherwise acquire any of the common stock issued in the Conversion transaction.

(7)	Immediately after the Conversion, the assets and liabilities of the converted Bank will be identical to the assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the converted Bank’s common stock to the Holding Company and any liability associated with indebtedness incurred by the ESOP in the acquisition of Holding Company common stock by the ESOP.

(8)	The Bank and the Holding Company are corporations within the meaning of Section 7701(a)(3) of the Internal Revenue Code (the “Code”).

(9)	None of the shares of the Holding Company common stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain directors and employees as compensation by means of the Qualified Plans. Compensation to be paid to such directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services

(10)	The fair market value of the assets of the Bank, which will be transferred to the converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the converted Bank and any liabilities to which the transferred assets are subject.

(11)	The Bank is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(12)	Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the converted Bank and no other shares of capital stock of the converted Bank will be issued and/or outstanding. At the time of the Conversion, the converted Bank does not have any plan or intention to issue additional shares of stock following the transaction. No shares of preferred stock of the converted Bank are authorized, issued, and/or outstanding.

(13)	Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the converted Bank, nor will there be any securities outstanding that are convertible into the capital stock of the converted Bank.

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December 9, 2003

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(14)	No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (a) nontransferable subscription rights or (b) an interest in the liquidation account of the converted Bank.

(15)	The Bank has maintained a reserve for bad debts in accordance with Sections 593 and 585 of the Code and, following the Conversion, to the extent allowed under the Code, the converted Bank shall maintain a reserve for bad debts in accordance with the applicable provisions of the Code.

(16)	Depositors will pay the expense, if any, of the Conversion solely applicable to them. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

(17)	The exercise price of the subscription rights received by the Bank’s Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company common stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

(18)	The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

(19)	There is no plan or intention for the converted Bank to be liquidated or merged with another corporation immediately following the proposed transaction except for mergers or acquisitions in which the Bank will be the surviving corporation as to which we express no opinion.

(20)	The liabilities of the Bank assumed by the converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

(21)	External legal counsel, Elias, Matz, Tiernan & Herrick L.L.P., has opined that for Federal income tax purposes no gain or loss will be recognized as a result of the proposed Conversion by either the Bank or the Holding Company, and that the proposed conversion of the Bank from a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank qualifies as a tax-free reorganization for Federal income tax purposes pursuant to Section 368(a)(1)(F) of the Code.

(22)	External legal counsel, Elias, Matz, Tiernan & Herrick L.L.P., has opined that for Federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the issuance to

Board of Directors

December 9, 2003

them of withdrawable deposit accounts in the converted Bank plus interests in the liquidation account of the converted Bank in exchange for deposit accounts in the Bank and their related interest in the residual equity of the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

(23)	External legal counsel, Elias, Matz, Tiernan & Herrick L.L.P., has opined that for Federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company, provided that the amount paid for the Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for Federal income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

(24)	Based on the opinion of RP Financial, LC. dated , 2003, the nontransferable subscription rights do not have any value.

(25)	No gain or loss will be recognized by the Bank under generally accepted accounting principles (“GAAP”) as a result of the Conversion and the purchase account method will not be used by the Bank to account for the transaction in accordance with GAAP.

(26)	The Bank is a Connecticut-chartered mutual savings bank. The Bank is neither incorporated nor currently conducting business in the State of Delaware.

(27)	The Holding Company is a domestic Delaware corporation, organized at the direction of the Bank to become a bank holding company and own all of the Bank’s capital stock to be issued upon its conversion from mutual form to stock form. The Holding Company does not maintain any physical presence in nor conduct any business in the State of Delaware. The Holding Company conducts its business activities entirely in the State of Connecticut.

State Income Tax Opinion

Connecticut Corporate Business Tax

Connecticut Corporate Business Tax is imposed on every mutual savings bank, savings and loan association and every other company carrying on, or having the right to carry on, business in this state, including a dissolved corporation that continues to conduct business under Connecticut General Statutes (“Conn. Gen. Stat.”) §12-214(a)(2).

Board of Directors

December 9, 2003

Every corporation has to compute its tax liability separately under the regular corporation business tax (net income tax) and an additional tax (capital stock tax) and pay the larger of the two. Both the Bank and the Holding Company are subject to the regular corporation business tax under Conn. Gen. Stat. §12-214(a)(1) while the Bank is, in effect, exempt from the capital tax under Conn. Gen. Stat. §12-219.

The computation of Connecticut taxable income begins by starting with current year’s Federal taxable income before net operating loss and special deductions. Conn. Gen. Stat. §12-213(a)(9)(A). Certain modifications, none of which apply to the Holding Company or the Bank, are made to Federal taxable income to arrive at Connecticut taxable income.

OPINION

Based solely on the Statement of Facts, Representations, and Discussion as set forth in this opinion letter and the opinion of Elias, Matz, Tiernan & Herrick L.L.P. that for Federal tax purposes no gain or loss will be recognized in the proposed Conversion by the Bank or the Holding Company, it is our opinion that:

1.	Neither the Bank nor the Holding Company will recognize gain or loss for Connecticut Corporation Business Tax purposes; and

2.	The Conversion will not give rise to any positive or negative tax base adjustments for Connecticut Business Tax purposes.

Connecticut Personal Income Tax

Elias, Matz, Tiernan & Herrick L.L.P. has opined that, for Federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Bank plus interests in the liquidation account of the converted Bank in exchange for their deposit accounts in the Bank and their related interest in the residual equity of the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

Elias, Matz, Tiernan & Herrick L.L.P. has opined that, for Federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company, provided that the amount paid for the Holding Company common stock is equal to the fair market value of

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December 9, 2003

such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for Federal income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

In addition, RP Financial, LC. has issued an opinion dated                     , 2003 stating that, pursuant to its valuation, the subscription rights have no value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Holding Company stock at a price equal to its estimated fair market value, which will be the same price as the actual purchase price for any unsubscribed shares of Holding Company stock.

Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will be receiving withdrawable deposit accounts in the Bank plus interests in the liquidation account of the converted Bank in exchange for their deposit accounts and their related interest in the residual equity of the Bank, along with nontransferable subscription rights to purchase shares of stock in the Holding Company.

As opined by Elias, Matz, Tiernan & Herrick L.L.P.: (1) the Conversion will receive tax-free treatment pursuant to Section 368(a)(1)(F) of the Internal Revenue Code; (2) no gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders (if any) of the Bank on the issuance to them of withdrawable deposit accounts in the converted Bank plus interest in the liquidation account of the converted Bank in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code); and (3) gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders (if any) on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) of the Code).

OPINION

Based solely on the Statement of Facts, Representations, and Discussion as set forth in this opinion letter and the opinion of Elias, Matz, Tiernan & Herrick L.L.P., it is our opinion that for Connecticut Personal Income Tax purposes:

(1)	No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Bank plus interests in the liquidation

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December 9, 2003

account of the converted Bank in exchange for their deposit accounts and their related interest in the residual equity of the Bank, or to the other depositors on the issuance to them of withdrawable deposit accounts.

(2)	No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company, provided that the amount paid for the Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for state income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

Delaware Corporate Income Tax

The Bank is neither incorporated nor currently conducting business in the State of Delaware. Accordingly, the Bank will not incur any Delaware corporate income tax as a result of the Conversion.

The Holding Company is a domestic Delaware corporation, organized at the direction of the Bank to become a bank holding company and own all of the Bank’s capital stock to be issued upon its conversion from mutual to stock form. The Holding Company does not maintain any physical presence in nor conduct any business in the State of Delaware.

Delaware Tax Law Section 1902(b)(6) exempts an entity from Delaware corporation income tax if the corporation maintains a statutory corporate office in Delaware but is not doing business in Delaware. Thus, if a company has no physical presence in Delaware and derives no income from Delaware activities, it will be exempt from Delaware corporate income taxation.

Board of Directors

December 9, 2003

OPINION

Based solely on the Statement of Facts, Representations, and Discussions as set forth in this opinion letter and the opinion of Elias, Matz, Tiernan & Herrick L.L.P., it is our opinion that the following Delaware Corporate Income Tax consequences will occur as a result of the Conversion:

(1)	The Bank will not be subject to Delaware taxation, because it is not organized under the laws of Delaware and it does not have any physical presence or conduct any business in Delaware.

(2)	Although the Holding Company will be organized in Delaware, it will not be subject to Delaware corporate income tax if it does not maintain any physical presence in Delaware or conduct any business within Delaware.

* * * * * * * * * * * * * * * * * * * *

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other Federal or state income tax, or other state and local taxes, or any legal aspect of the Conversion. Our opinions are based on the completeness and accuracy of the above-stated facts and representations. The inaccuracy or incompleteness of such facts and representations could have a material effect on our conclusions.

References to Connecticut and Delaware law, regulations and pronouncements are based upon current laws as enacted and pronouncements thereunder as of the date of this opinion letter. We are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, and judicial and administrative interpretations thereof, and state and local tax authorities, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.

We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-1 (Registration No. 333-109266) and to the reference to our firm under the headings, “THE CONVERSION AND THE OFFERING – Tax Aspects Of The Conversion And The Acquisition” and “Legal Matters” in the Prospectus, which is part of such Registration Statement.

Tyler Cooper & Alcorn, LLP

By:	S/Irving S. Schloss
A Partner